Exhibit 99.1

Media Contacts:

Dale Hansman/dhansman@languageline.com/831-648-7436

Jeanine Faine / jeanine.faine@rbbpr.com/ 305-448-7450

FOR IMMEDIATE RELEASE

Language Line, Inc. Names Louis F. Provenzano

President and Chief Operating Officer

Monterey, CA (August 24, 2006) – Language Line, Inc., the world’s leading provider of interpretation services, has named Louis F. Provenzano, (47) President and Chief Operating Officer effective October 1, 2006. Provenzano is also being named to the Board of Language Line Inc.’s holding company, Language Line Holdings, Inc.

The announcement was made by Dennis Dracup, Chairman and CEO of Language Line, Inc.

“Since joining our company as Senior Vice President of Sales and Marketing in November of 2004, Louis Provenzano has bolstered our leading position in the over-the-phone interpretation market,” said Dracup. “He spearheaded the launch of numerous new products and services, improved customer relationships and formed strategic partnerships with several major organizations including Hewlett Packard, The American Red Cross and VOIP provider Skype.”

Prior to joining Language Line, Inc, Provenzano served as Vice President of Worldwide Sales for Metavante, a subsidiary of M&I Bank and one of the nation’s largest banking and payment technology providers. In this role, he directed a wide range of sales and account management activities, along with the integration of corporate acquisitions, leading to significant growth in sales during his tenure. Earlier in his career, Provenzano served as Senior Vice President of Sales for Pitney Bowes and Reuters America in their electronic/banking divisions. Provenzano holds a bachelor’s degree from Boston College and is fluent in several foreign languages.

About Language Line, Inc (LLI)

Language Line, Inc., the world’s leading provider of language services, is recognized as a trusted partner to thousands of U.S. based organizations focusing their marketing efforts on the limited English speaking community, which is growing rapidly in both size and affluence. The company provides access to the industry’s fastest service at highly competitive rates to all major sectors including government, health care, telecom, financial services and insurance by connecting them to customers, patients and sales prospects in over 170 languages. The growth of the industry has soared with increased immigration and government and regulatory compliance policies mandating organizations provide services to limited English speakers in their own languages. For more information about Language Line, Inc.’s suite of video and over-the phone interpretation services, document translation, and bilingual testing and training please call (800) 752-6096 or visit www.languageline.com.

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